EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

651 East Corporate Drive, LLC	(Delaware)
1035 Battery Street Owner, LLC	(Delaware)
2477 Deerfield Drive, LLC	(Delaware)
3075 Loyalty Circle Member, LLC	(Delaware)
3075 Loyalty Circle Owner, LLC	(Delaware)
3596 Alpine Avenue, LLC	(Delaware)
5516 West Buchanan Street Owner, LLC	(Delaware)
CF Albertsons Chicago, LLC	(Delaware)
CF Albertsons Lancaster, LLC	(Delaware)
RG 1035 Battery Street Manager, LLC	(Delaware)
RG 1035 Battery Street Member, LLC	(Delaware)
RGGSR 1035 Battery Street, LLC	(Delaware)
Cantor Fitzgerald Income Trust Operating Partnership, L.P.	(Delaware)
Rodin Real Estate Investments, LLC	(Delaware)
CF Net Lease Portfolio IV DST	(Delaware)
1100 Hidden Ridge, LLC	(Delaware)
3221 Keller Springs Member, LLC	(Delaware)
3221 Keller Springs Owner, LLC	(Delaware)
3221 Keller Springs Road, LLC	(Delaware)
3221 Keller Springs Road Manager, LLC	(Delaware)
10801 Madison Avenue Owner, LLC	(Delaware)
CF Industry DST Holder, LLC	(Delaware)
CF Industry Master Tenant Member, LLC	(Delaware)
CF Industry Master Tenant Manager, LLC	(Delaware)
CF Industry Multifamily DST	(Delaware)
CF Industry Manager, LLC	(Delaware)
CFBH Industry Master Tenant, LLC	(Delaware)
CF Kacey DST Holder, LLC	(Delaware)
CF Kacey Master Tenant Member, LLC	(Delaware)
CF Kacey Master Tenant, LLC	(Delaware)
CF Kacey Master Tenant Manager, LLC	(Delaware)
CF Kacey Multifamily DST	(Delaware)
CF Kacey Manager, LLC	(Delaware)
CF Summerfield DST Holder, LLC	(Delaware)
CF Summerfield Master Tenant JV Member, LLC	(Delaware)
CF Summerfield Manager, LLC	(Delaware)
CF Summerfield Master Tenant Manager, LLC	(Delaware)
CF Summerfield Multifamily DST	(Delaware)
CFHZ Summerfield Master Tenant JV, LLC	(Delaware)
CF Valencia DST Holder, LLC	(Delaware)
CF Valencia Life Sciences DST	(Delaware)
CF Valencia Life Sciences DST Manager, LLC	(Delaware)
North De Anza Boulevard, LLC	(Delaware)